EXHIBIT 10.15

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT
FOR
GRAIN ENHANCEMENT, LLC

This Amendment of Limited Liability Company Agreement (“Amendment”) of Grain Enhancement, LLC, a Delaware limited liability company (“Company”), is entered into by and between NutraCea, a California corporation located at 5090 North 40th Street, Suite 400, Phoenix, AZ 85018 (“NutraCea”), and Pacific Advisors Holdings Limited, a company incorporated under the laws of British Virgin Islands, located at 53 Cairnhill Road, Cairnhill Plaza #12-01, Singapore 229664 (“Pacific Advisors”), as of January 24, 2008 on the following terms and conditions:

1. Background and Purpose.

1.1 Agreement. NutraCea, Pacific Advisors, Theorem Group, LLC, a California limited liability company, and Ho’okipa Capital Partners, Inc., a California corporation, entered into the Limited Liability Company Agreement for the Company effective as of June 22, 2007 (“Agreement”). The purpose of this Amendment is to amend certain provisions of the Agreement.

1.2 Approval of Amendment. NutraCea and Pacific Advisors, constituting all of the Class A Members, have approved this Amendment pursuant to, and as permitted by, Section 15.5 of the Agreement and intend that it shall be binding on all the Members.

1.3 Capitalized Terms. All capitalized terms used in this Amendment shall have the meanings set forth in the Agreement, unless otherwise defined herein.

2. Amendment of Agreement. The Agreement is hereby amended as follows:

2.1. Capital Contributions. The Class A Members agreed pursuant to Section 4.2.1 of the Agreement to make certain Initial Capital Contributions. The Class A Members subsequently determined that the amounts required to have been contributed on and after October 30, 2007 are not yet necessary for the operations of the Company as currently contemplated. Accordingly, Sections 4.2.1 and 4.2.2 of the Agreement are hereby amended and restated in their entirety to provide as follows:

“4.2.1. Schedule; Notice. The Class A Members shall make the Initial Capital Contributions as follows:

(a) One Million Five Hundred Thousand U.S. Dollars ($1,500,000) each (for a total of Three Million U.S. Dollars ($3,000,000)) on or before June 30, 2007;

(b) Up to an aggregate of Three Million Five Hundred U.S. Dollars ($3,500,000) each (for a total of up to Seven Million U.S. Dollars ($7,000,000)) shall be contributed by each of the Class A Members at such time, and in such increments, as the Finance Committee may hereafter determine to be necessary for the successful operation of the Company’s business, which determination shall be based on actual budgeted and anticipated costs of proceeding with the Project and acquiring, developing, and operating the Company’s Facilities. Upon a determination by the Finance Committee that all or any portion of such additional Initial Capital Contributions are necessary, a Finance Committee member shall provide written notice to the Members specifying the amount of the required Capital Contribution (“Call Notice”). Capital Contributions required pursuant to this Section 4.2.1(b) that are not received by the Company within thirty (30) calendar days of the date of the Call Notice shall be deemed delinquent for the purpose of Section 4.2.2.”

“4.2.2. Failure to make Initial Capital Contributions. In the event that (and on each occasion that) (i) a Class A Member (“Defaulting Member”) fails to make, and becomes delinquent in all or any portion of any Initial Capital Contribution payment as and when required to be made under Section 4.2.1, and (ii) the other Class A Member timely makes its Initial Capital Contribution payment, the Defaulting Member’s Percentage Interest shall be reduced as follows: For each One Million U.S. Dollars ($1,000,000) dollar Initial Capital Contribution payment that a Class A Member fails to make, as and when due pursuant to Section 4.2.1, the Percentage Interest of that Defaulting Member shall be immediately reduced to a Percentage Interest equal to (i) the number comprising the Defaulting Member’s Percentage Interest immediately prior to such default, minus (ii) eleven and 875/10,000 (11.875). If the Defaulting Member fails to contribute only a portion of such amount, the Defaulting Member’s Percentage Interest will be reduced by a portion of the foregoing amount equal to the portion of the One Million U.S. Dollar ($1,000,000) Initial Capital Contribution payment not timely made by the Defaulting Member. A separate and proportional reduction under this subsection shall apply for each failure of a Class A Member to make an Initial Capital Contribution payment pursuant to Section 4.2.1.

Upon a reduction of the Percentage Interest of a Defaulting Member, the Percentage Interests of the other Class A Member shall be increased by an amount equal to the reduction of the Defaulting Member. The Percentage Interest of each Member as of the Effective Date is set forth on Exhibit A hereto. The Percentage Interests of the Class A Members set forth on Exhibit A shall be adjusted as set forth in this Section 4.2.2 in the event of each and every failure by any Class A Member to make any Initial Capital Contribution payments. Each of the Class A Members agrees that the provisions of this Section 4.2.2 are fair and reasonable under the circumstances.”

2.2. Cancellation of Management Fee. The parties agree to amend the Management Fee payable pursuant to Section 5.4.1 of the Agreement as follows:

A. Concurrently with the execution of this Amendment, the Company is paying Pacific Advisors $[*], representing the monthly $[*] Facility Fee that has accrued, but not been paid, for the five-month period commencing on August 1, 2007 and ending on December 31, 2007.

B. Effective January 1, 2008, Section 5.4.1 is hereby deleted in its entirety, and all obligations of the Company under the Agreement to pay Pacific Advisors a Management Fee are hereby terminated.

2.3. Company Right of First Refusal to Purchase Additional Facilities; Option to Acquire New Additional Facilities. New Sections 3.7, 3.8 and 3.9 of the Agreement are hereby added as additional Sections of the Agreement as follows:

“3.7. Company Right of First Refusal to Purchase Additional Facilities. NutraCea and Pacific Advisors hereby agree that all Facilities and other aspects of the Project in the Territory are intended to be conducted by the Company. If either NutraCea or Pacific Advisors identifies a site in the Territory that it believes is suitable to become a Facility, the proposed Facility and all material terms with regard thereto shall be provided in writing to each of the Class A Members and to the Finance Committee, and the Company shall have the right to proceed with such proposed Facility. The Company may fail to pursue a Facility proposed by one of the Class A Members. Accordingly, the Members hereby agree that potential Facilities should hereafter be considered and pursued as follows:

3.7.1 Facility Notice. In the event that either NutraCea or Pacific Advisors (the “Initiating Member”) identifies a site or opportunity that it believes is suitable for a Facility within the Territory and desires to pursue, the Initiating Member shall provide written notice to the Company of the opportunity (“Facility Notice”) and, in connection therewith, shall deliver to the Company and the Finance Committee all information in the possession of such party regarding such proposed Facility (including without limitation the potential size of the Facility, its expected output, its costs, its location, the parties involved, the financial commitments related to the Facility, the expected revenues/profits of such Facility, and the proposed purchaser or purchasers (the “Target Purchasers”) of the Product produced by the proposed Facility). The proposed Facility may be a facility for the production of either SRB or any other Product listed on Exhibit B. If any member of the Finance Committee believes that the proposed Facility might be suitable for the Company, the Finance Committee shall meet to consider the proposed Facility, and the Finance Committee and the Company shall thereafter evaluate and in good faith consider the proposed Facility as an investment by the Company. Provided that the Company is, in good faith, proceeding with its evaluation of the proposed Facility as an investment by the Company, the Company shall have the exclusive right to such proposed project for a period of 60 days after the date of delivery of the Facility Notice, and no Class A Member may, during such time, take any action to develop such proposed Facility for its own account. If the Finance Committee decides to pursue a proposed Facility, the Finance Committee shall advise the Initiating Member that the Company is proceeding. The Finance Committee shall thereafter establish a budget to construct and establish the proposed Facility and, based on that budget, may thereafter require the Class A Members to make one or more capital contributions to fund the development of the new Facility, which capital contribution shall first be requested under Section 4.2.1(b) and thereafter under Section 4.5. The Company shall be deemed to have rejected a proposed Facility if (i) any member of the Finance Committee votes against the proposed Facility, (ii) any member of the Finance Committee fails to vote for or against the proposed Facility within such 60 day period, or (iii) if after the Finance Committee approves the proposed Facility and makes a capital call for such project, any Class A Member fails to make the required additional Capital Contribution for the new Facility in full and on a timely basis (whether required pursuant to Section 4.2.1, or pursuant to Section 4.5). In the event that the Company does not elect to proceed with a proposed Facility within such 60 day time period (such Facility is herein referred to as the “Excluded Facility”) for any reason, then, as set forth below, the Class A Member affiliated with the Finance Committee member who (a) voted for Company’s acquisition/development the Excluded Facility and (b) made, or was willing to make, the required capital contribution, shall have the right to proceed with the proposed Facility for its own account in accordance with the provisions of this Section 3.7. (For example, if NutraCea identifies a proposed Facility and Brad Edson, NutraCea’s member on the Finance Committee, votes for the proposed Facility, but [*] votes against the proposed Facility, then NutraCea shall have the right to proceed with the Excluded Facility. However, NutraCea may not proceed with the development of the Excluded Facility for its own account if Brad Edson, as a member of the Finance Committee, voted against the Company’s acquisition/development of the proposed Facility of if he fails to vote within the 60-day period.) If the Excluded Facility is developed by a Class A Member, then the calls for Capital Contributions requested for such Facility will be withdrawn, and no Class A Member shall have the obligation or right to make the requested Capital Contribution.

3.7.2 Development of Excluded Facility. If the Finance Committee elects not to pursue a proposed Facility and, as a result, one Class A Member (the “Electing Member”) obtains the right under Section 3.7(a) to develop the Excluded Facility, the Electing Member may thereafter elect to develop the Excluded Facility for its own account by delivering written notice to the Company and to the other Class A Member confirming the Electing Member’s bona fide desire to proceed with such proposed Facility. The Electing Member proposing the purchase of the Excluded Facility may proceed to complete the Excluded Facility described in the notice, provided that the Excluded Facility that is developed is substantially the same in size, location and functionality as the proposed Facility considered by the Finance Committee, and that the Excluded Facility is acquired/developed on substantially the same terms and conditions as considered by the Finance Committee.

3.8. Operation of The Excluded Facility. If the Company or Finance Committee rejects the opportunity to develop a proposed Facility and, as a result, the Electing Member obtains the right under Section 3.7 to develop the Excluded Facility, the Electing Member may thereafter acquire, develop and operate the Excluded Facility for its own account and benefit (and not for the account or benefit of the Company). The Electing Member shall bear all of the costs associated with acquiring, developing and operating the Excluded Facility, and the Electing Member shall have the right receive and retain all revenue and profits from the Excluded Facility. All revenues and profits derived from the Excluded Facility shall be for the Electing Member’s own account, and the Electing Member shall not be obligated to share any profits or revenues derived from such sales with the Company.

3.8.1. Excluded Facility Customers. The Excluded Facility shall initially be permitted to sell Products from the Excluded Facility only to the Target Purchasers. In the event that (i) the Company does not have excess capacity to produce more Product at all of its Facilities and there remains additional demand for Product in the Territory by other potential customers, and (ii) the Excluded Facility has the capability of producing extra Product to satisfy such unmet demand in the Territory, then the Excluded Facility shall have the right to sell its Products to such other customers during the period in which the Company is unable to meet demand for such Products. Notwithstanding the foregoing, without the Company’s consent, the Excluded Facility may not sell any Product to existing customers of the Company.

3.8.2 Distribution Fee. The parties hereto agree that, as a condition for any Excluded Facility obtaining the right and license to produce, distribute and sell Product in the Territory, the Excluded Facility/Electing Member shall pay the Company a fee equal to 5% of gross sales, F.O.B, of such Excluded Facility.

3.8.3 Amendment of License Agreement; New Equipment Lease. In the event NutraCea establishes and operates an Excluded Facility in accordance with the terms of Section 3.7, the Company and Pacific Advisors agree that the License Agreement, which granted it the exclusive right to operate Facilities in the Territory, without any further action required by any party, will be amended to grant NutraCea the limited right to establish and operate the Excluded Facility and to sell the Product produced by the Excluded Facility in accordance with this Section 3.8. In the event Pacific Advisors establishes and operates an Excluded Facility in accordance with the terms of Section 3.8, NutraCea agrees that it shall lease to the Excluded Facility the rice stabilization equipment required for the operation of the Excluded Facility. The terms under which the rice stabilization equipment is leased shall be substantially identical to the terms under which NutraCea otherwise leases such equipment to the Company.

3.9 Option to Acquire Excluded Facility. Following the establishment and the commencement of operations of an Excluded Facility, the Electing Member who elects to develop an Excluded Facility shall grant the Company the right to acquire the Excluded Facility as follows:

3.9.1 Election Period; Option Acquire. At any time during the period commencing on the date that the Electing Member delivers written notice pursuant to Section 3.7.2 to the Company and to the other Class A Member confirming the Electing Member’s bona fide desire to proceed with the Excluded Facility, and ending 90 calendar days after an Excluded Facility has been constructed and has commenced commercial production of Products (during the “Election Period”), the Company shall have the right to acquire the Excluded Facility. The Electing Member hereby grants the Company the right to acquire the Exclude Facility, and agrees to transfer the Excluded Facility to the Company, on the terms and conditions set forth below. During the Election Period, the Electing Member shall provide both the Company and the other Class A Member with access to all of the books and records related to the Excluded Facility, and shall provide all information reasonably requested regarding the development of the Excluded Facility, its marketing plans, its target customers, and such other information as they may reasonably request, all for the purposes of evaluating the possible acquisition by the Company of the Excluded Facility.

3.9.2 Exercise. The option to acquire the Excluded Facility may be exercised on behalf of the Company at any time during the Election Period by the member who is not the Electing Member (the other Class A Member is herein referred to as the “Non-Electing Member”). The Non-Electing Member may exercise the Company’s option to purchase the Excluded Facility (i) by providing written notice to the Electing Member of the election to acquire the Facility and (ii) by making a capital contribution to the Company in an amount equal to [*]% of the actual out-of-pocket expenses incurred by the Electing Member in the development and establishment of the Excluded Facility (the dollar amount contributed by the Non-Electing Member is referred to as the “Option Payment”). Notwithstanding anything in this Agreement to the contrary, a capital contribution made by a Non-Electing Member for the purposes of acquiring an Excluded Facility shall not require the Electing Member to match the capital contribution, and the provisions of Section 4.2.2, to the extent applicable, shall not apply to such capital contribution. Upon the funding of the Option Payment, the Company will purchase the entire Excluded Facility from the Electing Member in consideration for a cash payment equal to Option Payment and a deemed capital contribution to the Company. Accordingly, upon the transfer of title of the entire Excluded Facility to the Company, the Electing Member shall (i) be credited with making a capital contribution equal to Option Payment, and (ii) shall receive a cash payment from the Company equal to the Option Payment. Following the acquisition of the Excluded Facility, that Facility shall thereafter become a Company owned Facility and shall cease being an Excluded Facility. Accordingly after the acquisition of the Excluded Facility by the Company, all profits, losses and other attributes of the transferred Facility shall accrue to the benefit of the Company.

3.9.3 The option granted under this Section 3.9 shall expire and no longer apply to any further Excluded Facilities developed by a Electing Member if that Electing Member owns two Excluded Facilities that are not acquired by the Company under this Section 3.9 during their Election Periods.

3. Amendment Controlling. In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. Except to the extent expressly amended pursuant to this Amendment, the terms and provisions of the Agreement shall remain in full force and effect without modification.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. The execution by a Member of a written consent approving this Amendment shall constitute such Member’s execution of this Agreement.

5. Authorization. By his or her signature, each person executing this Amendment on behalf of a party hereto represents and warrants to the other party hereto that he or she is duly authorized.

6. Governing Law. This Amendment shall be governed by the laws of the State of Delaware, notwithstanding its conflict of law provisions.

NutraCea, a California corporation

By:
Brad Edson

Pacific Advisors Holdings Limited, a British Virgin Islands company

By:
(___________________________)